Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: Legacy IMBDS, Inc. et al.,[1] Debtors.	Chapter 11 Case No. 23-10852 (KBO) (Jointly Administered) Re: Docket Nos. 701, 708, 710, 756, 779, 848, 850, 852, 915

ORDER GRANTING
FINAL APPROVAL OF DISCLOSURE STATEMENT AND
CONFIRMING DEBTORS’ JOINT CHAPTER 11 PLAN OF LIQUIDATION

The above-captioned debtors and debtors in possession (collectively, the “Debtors”)2 having:

(a)	commenced on June 28, 2023 (the “Petition Date”), the chapter 11 cases of the Debtors by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

(b)	operated their businesses and managed their properties during these chapter 11 cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

(c)	filed on October 10, 2023, the Combined Joint Chapter 11 Plan of Liquidation and Disclosure Statement of Legacy IMBDS, Inc., And Its Debtor Affiliates [Docket No. 586] (the “Initial Combined Plan and Disclosure Statement”);

(d)	filed on October 10, 2023, the Debtors’ Motion for Entry of an Order (I) Granting Interim Approval of the Adequacy of Disclosures in the Combined Plan and Disclosure Statement; (II) Scheduling a Combined Confirmation Hearing and Setting Deadlines Related Thereto; (III) Approving Solicitation Packages and Procedures; (IV) Approving the Forms of Ballots; and (V) Granting Related Relief [Docket No. 587] (the “Solicitation Procedures Motion”);

(e)	filed on October 27, 2023, an amended Initial Combined Plan and Disclosure Statement [Docket No. 655] (the “First Amended Plan and Disclosure Statement”);

[1]	The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number are: ValueVision Media Acquisitions, Inc. (8670); Legacy IMBDS, Inc. (3770); ValueVision Interactive, Inc. (8730); Portal Acquisition Company (3403); VVI Fulfillment Center, Inc. (5552); ValueVision Retail Inc. (2155); JWH Acquisition Company (3109); PW Acquisition Company, LLC (0154); EP Properties, LLC (3951); FL Acquisition Company (3026); Norwell Television, LLC (6011); and 867 Grand Avenue, LLC (2642). The Debtors’ service address is 6740 Shady Oak Road, Eden Prairie, MN 55344-3433.

[2]	Capitalized terms used but not defined herein have the meanings given to them in the Plan.

(f)	filed on November 1, 2023, an amended First Amended Plan and Disclosure Statement [Docket No. 695] (the “Second Amended Plan and Disclosure Statement”);

(g)	filed on November 2, 2023, an amended Second Amended Plan and Disclosure Statement [Docket No. 706] (the “Third Amended Plan and Disclosure Statement”);

(h)	filed on November 2, 2023, the Notice of (I) Interim Approval of Disclosures; (II) Hearing to Consider Confirmation of the Combined Plan and Disclosure Statement; (III) Deadline for Filing Objections to Confirmation of the Combined Plan and Disclosure Statement; and (IV) Deadline for Voting on the Combined Plan and Disclosure Statement [Docket No. 708] (the “Combined Hearing Notice”), which contained notice of the date and time set for the hearing to consider Confirmation of the Plan and final approval of the Disclosure Statement (the “Combined Hearing”) and the deadline for filing objections to Confirmation or final approval of Disclosure Statement;

(i)	filed, through the Debtors’ agents, affidavits of service with respect to the Combined Hearing, Plan, and Disclosure Statement, including Docket Nos. 710, 756, 848, and 915 (the “Service/Publication Affidavits”);

(j)	filed on November 30, 2023, the Notice of Filing of Plan Supplement [Docket No. 779];

(k)	filed on December 20, 2023, an amended Third Amended Plan and Disclosure Statement [Docket No. 850] (the disclosure statement portion thereof, the “Disclosure Statement,” and the chapter 11 plan portion thereof, the “Plan,” as each may be modified, supplemented, and/or amended from time to time, and collectively, the “Combined Plan and Disclosure Statement”);

(l)	filed on December 20, 2023, the Notice of Filing of Amended Plan Supplement [Docket No. 852];

(m)	filed on February 16, 2024, the Notice of Filing of Second Amended Plan Supplement [Docket No. 975] (the (the “Plan Supplement”); and

(n)	filed, on February 16, 2024, the Memorandum of Law in Support of an Order (I) Approving the Debtors’ Disclosure Statement on a Final Basis and (II) Confirming the Debtors’ Joint Chapter 11 Plan of Liquidation [Docket No. 979] (the “Confirmation Brief”), the Declaration of James Alt in Support of Confirmation of the Debtors’ Joint Chapter 11 Plan of Liquidation [Docket No. 980] (the “Alt Declaration”), and the Declaration of Aileen Daversa Regarding Solicitation of Votes and Tabulation of Ballots Cast on the Combined Joint Chapter 11 Plan of Liquidation and Disclosure Statement of Legacy IMBDS, Inc. and Its Debtor Affiliates [Docket No. 981] (the “Stretto Declaration,” and together with the Alt Declaration, the “Plan Declarations”).

The Bankruptcy Court having:

(a)	entered on November 2, 2023, the Order (I) Granting Interim Approval of the Disclosures in the Combined Plan and Disclosure Statement; (II) Scheduling a Combined Confirmation Hearing and Setting Deadlines Related Thereto; (III) Approving Solicitation Packages and Procedures; (IV) Approving the Forms of Ballots; and (V) Granting Related Relief [Docket No. 701] (the “Solicitation Procedures Order”);

(b)	entered on February 16, 2024, the Order Approving the Settlement Agreement Among the Debtors, Synacor, Inc., and IV Media, LLC, and Granting Related Relief [Docket No. 983] (the “Synacor Settlement Order”);

(c)	reviewed the Combined Plan and Disclosure Statement, the Confirmation Brief, the Plan Declarations, the Combined Hearing Notice, the Service/Publication Affidavits, and all filed pleadings filed with respect to final approval of the Disclosure Statement and confirmation of the Plan, including all objections, statements, and reservations of rights with respect thereto filed on the docket in these chapter 11 cases or voiced at the Combined Hearing;

(d)	held the Combined Hearing on February 21, 2024 at 9:30 a.m., prevailing Eastern Time;

(e)	considered the statements and arguments made by counsel in respect of confirmation of the Plan, the adequacy of the Disclosure Statement, and the objections thereto; and

(f)	considered all oral representations, affidavits, testimony, documents, filing, and other evidence regarding confirmation of the Plan, the adequacy of the Disclosure Statement and the objections thereto.

NOW, THEREFORE, it appearing to the Bankruptcy Court that notice of the Combined Hearing and the opportunity for any party in interest to object to the final approval of the Disclosure Statement and confirmation of the Plan have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of confirmation of the Plan and other evidence presented at the Combined Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor,

IT IS HEREBY ORDERED THAT:

INTRODUCTION

A.            Findings and Conclusions. The determinations, findings, judgments, decrees, and orders set forth and incorporated in this order (this “Order”) constitute this Bankruptcy Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. Each finding of fact set forth or incorporated herein, to the extent it is or may be deemed a conclusion of law, shall also constitute a conclusion of law. Each conclusion of law set forth or incorporated herein, to the extent it is or may be deemed a finding of fact, shall also constitute a finding of fact.

B.             Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157(6)(2) and 1334(a)). The Bankruptcy Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409. This matter is a core proceeding within the meaning of 28 U.S.C. § 157(b), and the Bankruptcy Court may enter a final order consistent with Article III of the United States Constitution. The Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

C.             Eligibility for Relief. The Debtors are proper debtors under section 109 of the Bankruptcy Code, and the Debtors are proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.

D.             Solicitation and Notice. As evidenced by the Service/Publication Affidavits, the Plan, Disclosure Statement, Solicitation Procedures Order, notice of the Combined Hearing, an appropriate ballot, with a return envelope (collectively, the “Solicitation Packages”), were transmitted and served on all Holders of Claims entitled to vote on the Plan; the Combined Hearing Notice was served on all parties in interest; and notices of non-voting status in lieu of Solicitation Packages were served on parties not entitled to vote on the Plan; with all such service in accordance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order. The solicitation of votes on the Plan complied with the solicitation procedures in the Solicitation Procedures Order, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with all applicable provisions of the Bankruptcy Code and the Bankruptcy Rules. As evidenced by the Service/Publication Affidavits, all parties required to be given notice of the Combined Hearing (including the deadline for filing and serving objections to final approval of the Disclosure Statement and Confirmation) have been provided due, proper, timely, and adequate notice and have had an opportunity to appear and be heard with respect thereto. No other or further notice is required.

E.             Disclosure Statement. The Disclosure Statement provides Holders of Claims entitled to vote on the Plan with adequate information to make an informed decision as to whether to vote to accept or reject the Plan in accordance with section 1125 of the Bankruptcy Code. The Disclosure Statement also provides Holders of Claims and other entities with sufficient notice of the injunction, exculpation, and release provisions contained in Article XIII of the Plan, in satisfaction of the requirements of Bankruptcy Rule 3016(c).

F.             Voting. All procedures used to tabulate the Ballots were fair and conducted in accordance with the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other applicable rules, laws, and regulations. As evidenced by the Stretto Declaration, Class 4 voted to accept the Plan.

G.             Burden of Proof. The Debtors have met their burden of proving the elements of section 1129 of the Bankruptcy Code by a preponderance of the evidence.

H.            Notice of Plan Supplement Documents. The documents identified in the Plan Supplement were filed as required, and notice of such documents was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases and was in compliance with the provisions of the Plan, the Solicitation Procedures Order, the Bankruptcy Code, and the Bankruptcy Rules. All information and documents included in the Plan Supplement and any amendments thereto are integral to, part of, and incorporated by reference into the Plan. The Plan Supplement complies with the terms of the Plan, and the filing and notice of such documents provided due, adequate, and sufficient notice in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, and no other or further notice is necessary or shall be required.

I.              Modifications to the Plan. Subsequent to November 7, 2023, the deadline to distribute the Solicitation Packages in compliance with the Solicitation Procedures Order, the Debtors made certain modifications to the Plan. A revised final version of the Plan is attached hereto as Exhibit A. All modifications to the Plan since the entry of the Solicitation Procedures Order are consistent with the provisions of the Bankruptcy Code, including sections 1122, 1123, 1125, and 1127 thereof, including any modifications disclosed on the record at the Combined Hearing. Except as provided for by law, contract, or previous order of the Bankruptcy Court, none of the modifications to the Plan made since the commencement of solicitation materially and adversely affects the treatment of any Holder of a Claim or Interest under the Plan. Accordingly, pursuant to section 1127(a) of the Bankruptcy Code, none of the modifications require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code. The filing of the Plan as modified and the disclosure of the Plan modifications on the record at or before the Combined Hearing constitute due, adequate, and sufficient notice of any and all of such modifications. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all Holders of a Claim who voted to accept the Plan or who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan as modified. No Holder of a Claim shall be permitted to change its vote as a consequence of the Plan modifications, unless otherwise agreed to by the Holder of the Claim and Debtors. All modifications to the Plan made after the solicitation of the Plan are hereby approved, in accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. The Plan as modified shall constitute the Plan submitted for confirmation.

J.              Bankruptcy Rule 3016. The Plan is dated and identifies its proponents in accordance with Bankruptcy Rule 3016(a). The filing of the Disclosure Statement on the docket of the Chapter 11 Cases satisfied Bankruptcy Rule 3016(b).

COMPLIANCE WITH SECTION 1129 OF THE BANKRUPTCY CODE

K.            Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(l)). The evidentiary record at the Combined Hearing, the Plan Declarations, the contents of the Plan and the Disclosure Statement, the Service/Publication Affidavits, and the Confirmation Brief support the findings of fact and conclusions of law set forth herein.

L.             Proper Classification (11 U.S.C. §§ 1122 and 1123(a)(l)). Article V of the Plan designates Classes of Claims, other than Administrative Claims, Professional Fee Claims, and Priority Tax Claims, which, pursuant to section 1123(a)(l) of the Bankruptcy Code, need not be designated, and Interests. As required by section 1122(a) of the Bankruptcy Code, each Class of Claims or Interests (as applicable) contains only Claims or Interests (as applicable) that are substantially similar to the other Claims or Interests (as applicable) within that Class. Valid reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan. The Plan, therefore, satisfies sections 1122 and 1123(a)(l) of the Bankruptcy Code.

M.            Specified Unimpaired and Impaired Classes (11 U.S.C. §§ 1123(a)(2) and 1123(a)(3)). Article V of the Plan specifies that Claims in Classes 1, 2, and 3 are Unimpaired. Article V of the Plan also specifies the treatment of each Impaired Class under the Plan, which are Classes 4, 5, 6, 7, and 8. The Plan, therefore, satisfies sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code.

N.            No Discrimination (11 U.S.C. § 1123(a)(4)). Article V of the Plan provides the same treatment for each Claim or Interest within a particular Class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. The Plan, therefore, satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

O.            Implementation of the Plan (11 U.S.C. § 1123(a)(5)). The Plan provides adequate and proper means for the Plan’s implementation, including Article VII (Means for Implementation of the Plan), Article VIII (Treatment of Executory Contracts and Unexpired Leases), Article X (The Liquidating Trust and the Liquidating Trustee), Article XI (Provisions Governing Distributions), and Article XII (Procedures for Resolving Contingent, Unliquidated and Disputed Claims and Interests), among other provisions of the Plan. The Plan, therefore, satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

P.             Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)). Paragraph 34 of this Order provides that if and to the extent applicable, the Debtors shall comply with section 1123(a)(6) of the Bankruptcy Code.

Q.            Directors and Officers (11 U.S.C. § 1123(a)(7)). The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. The Plan and the Plan Supplement disclose the identity and affiliation of the Liquidating Trustee. U.S. Bank Trust Company National Association (“U.S. Bank”) will be appointed as the Liquidating Trustee. Its engagement is consistent with the interests of Holders of Claims and with public policy.

R.             Assumption and Rejection (11 U.S.C. § 1123(b)(2)). Consistent with section 1123(b)(2) of the Bankruptcy Code and except as otherwise set forth herein, Article VIII of the Plan provides for the assumption or rejection of all of the executory contracts or unexpired leases of the Debtors that have not already been assumed or rejected in the Chapter 11 Cases.

S.             Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code. Specifically: (a) the Debtors are proper debtors under section 109 of the Bankruptcy Code; (b) the Debtors have complied with all applicable provisions of the Bankruptcy Code, including section 1125, except as otherwise provided or permitted by order of the Bankruptcy Court; and (c) the Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order in transmitting the Solicitation Packages and in tabulating the votes with respect to the Plan. In full compliance with the Solicitation Procedures Order, on or before November 7, 2023, the Debtors caused the Solicitation Packages and other documents to be served, and by the dates set forth in the applicable Service/Publication Affidavits, the Debtors caused the notices relating to the Combined Hearing, Plan, and Disclosure Statement to be served in compliance with the Solicitation Procedures Order. Without limiting the generality of the foregoing, the Combined Hearing Notice provided due and proper notice of the Combined Hearing and all relevant dates, deadlines, procedures, and other information relating to the Plan and/or the solicitation of votes thereon, including, without limitation, the Voting Deadline and the deadline to file objections to the Plan and Disclosure Statement, the time, date, and place of the Combined Hearing and the provisions in the Plan concerning the Debtor Release provided for in the Plan. Based on the foregoing, all persons entitled to receive notice of the Disclosure Statement, the Plan, and the Combined Hearing have received proper, timely, and adequate notice in accordance with the Solicitation Procedures Order, the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and have had an opportunity to appear and be heard with respect thereto, as such, the Debtors are in compliance with section 1128 of the Bankruptcy Code and Bankruptcy Rules 2002(b) and 3017(d)-(f). No other or further notice is required.

T.             Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Plan has been proposed by the Debtors in good faith and in the belief that the proposed liquidation and other actions contemplated under the Plan will maximize value for the Debtors’ creditors. The Plan accomplishes the goals promoted by section 1129(a)(3) of the Bankruptcy Code by enabling the Post-Effective Date Debtors through the Liquidating Trust and the Liquidating Trustee to make distributions to creditors, as Beneficiaries of the Liquidating Trust, on a fair and equitable basis, in accordance with the priorities established by the Bankruptcy Code. The Plan has been proposed with the legitimate and honest purpose of implementing a chapter 11 liquidation of the Debtors and maximizing the value of the Estates to achieve the best interests of the Debtors’ creditors. In so finding, the Bankruptcy Court has considered the totality of the circumstances in the Chapter 11 Cases.

U.            Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). No payment for services or costs and expenses in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been or will be made by the Debtors other than payments that have been authorized by an order of the Bankruptcy Court, including without limitation by the confirmation of the Plan by this Confirmation Order. The Bankruptcy Court has previously authorized the interim payment of the fees and expenses incurred by Professionals in connection with the Chapter 11 Cases [Docket No. 436]. Pursuant to Article IV of the Plan, such Professionals’ applications for allowance of final compensation and reimbursement of expenses must be filed and served no later than forty-five (45) days after the Effective Date. Such applications will be subject to review and approval by the Bankruptcy Court.

V.             Proper Disclosure of Officers (11 U.S.C. § 1129(a)(5)). The Debtors have complied with section 1129(a)(5) by providing such disclosures in the Plan and Plan Supplement. The Plan, in conjunction with the Plan Supplement, satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code.

W.            No Rate Changes (11 U.S.C. § 1129(a)(6)). The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and will not require governmental regulatory approval. Therefore, section 1129(a)(6) of the Bankruptcy Code does not apply to the Plan.

X.            “Best Interest Test” (11 U.S.C. § 1129(a)(7)). Each Holder of an Impaired Claim or Impaired Interest has either accepted the Plan or will receive or retain on account of such Claim or Interest, property of a value on the Effective Date of the Plan that is not less than the amount that such Holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Article VI.H of the Combined Plan and Disclosure Statement and the evidence related thereto, as supplemented by any evidence proffered or adduced at or prior to the Combined Hearing, are persuasive and credible. The Plan, therefore, satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

Y.             Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). Section 1129(a)(8) of the Bankruptcy Code requires that each class of claims or interests must either accept a plan or be unimpaired under a plan. Classes 1, 2 and 3 are Unimpaired Classes of Claims, each of which is conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code. Class 4 is an Impaired Class entitled to vote on the Plan and voted to accept the Plan. Classes 5, 6, 7 and 8 are conclusively presumed to reject the Plan because no distribution is anticipated to the Holders of such Claims or Interests, in accordance with section 1126(g) of the Bankruptcy Code. The Plan, therefore, does not satisfy the requirement of section 1129(a)(8) of the Bankruptcy Code because at least one Impaired Class has voted against the Plan. Notwithstanding the foregoing, the Plan is confirmable because it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Z.             Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Claims and Priority Tax Claims as set forth in Article IV of the Plan is in accordance with the requirements of section 1129(a)(9) of the Bankruptcy Code. The Plan, therefore, satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

AA.         Acceptance by at Least One Impaired Class of Claims (11 U.S.C. § 1129(a)(10)). As set forth in the Stretto Declaration, Class 4 is an Impaired Class of Claims under the Plan and voted to accept the Plan. The Plan, therefore, satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.

BB.          Confirmation is not likely to be followed by need for further reorganization (11 U.S.C. § 1129(a)(11)). The Plan provides for the liquidation of the Debtors’ remaining assets and, accordingly, no further reorganization of the Debtors is contemplated. Based on the evidence proffered or adduced at or prior to the Combined Hearing and in the Confirmation Brief and the Disclosure Statement, the Debtors and the Liquidating Trust, as applicable, have sufficient funds available as of the Effective Date to pay all claims and expenses that are required to be paid on the Effective Date under the Plan (including, as applicable, Administrative Claims and Priority Tax Claims), and have funds and/or resources to make the other post-Effective Date distributions provided for under the Plan. Accordingly, the Plan is feasible. The Plan, therefore, satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

CC.          Payment of Bankruptcy Fees (11 U.S.C. § 1129(a)(12)). Article IV.D of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a). The Plan, therefore, satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

DD.          Non-applicability of Certain Sections (11 U.S.C. §§ 1129(a)(13), (14), (15), and (16)). The Debtors do not owe any retiree benefits, domestic support obligations, are not individuals, and are not nonprofit corporations. Therefore, sections 1129(a)(13), 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to the Chapter 11 Cases.

EE.          “Cram Down” Requirements (11 U.S.C. § 1129(b)). The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Notwithstanding the fact that Classes 5, 6, 7, and 8 are deemed to reject the Plan (collectively, the “Rejecting Classes”), the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code given that Class 4 voted to accept the Plan. First, all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. Second, the Plan is fair and equitable with respect to the Rejecting Classes. The Plan has been proposed in good faith, is reasonable and meets the requirements that no Holder of any Claim or Interest that is junior to each such Class will receive any property under the Plan on account of such junior Claim or Interest (as applicable) and no Holder of a Claim or Interest in a Class equal to such Classes is receiving more favorable treatment than the Rejecting Classes. Accordingly, the Plan is fair and equitable towards all Holders of Claims or Interests (as applicable) in the Rejecting Classes. Third, the Plan does not discriminate unfairly with respect to the Rejecting Classes because similarly situated creditors or interest Holders (as applicable) will receive substantially similar treatment on account of their Claims or Interests irrespective of Class. The Plan may therefore be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan because the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes.

FF.           Only One Plan (11 U.S.C. § 1129(c)). The Plan (including previous versions thereof) supersedes any other plan filed in the Chapter 11 Cases. The Debtors seek confirmation of the Plan. No party other than the Debtors has proposed a plan. The Plan, therefore, satisfies the requirements of section 1129(c) of the Bankruptcy Code.

GG.          Principal Purpose of the Plan (11 U.S.C. § l 129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act, 15 U.S.C. § 77e. The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

HH.         Good Faith Solicitation (11 U.S.C. § 1125(e)). Based on the record in the Chapter 11 Cases, the Exculpated Parties have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the Plan, including, but not limited to, any action or inaction in connection with their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article XIII.D of the Plan.

II.             Implementation. The various means for implementation of the Plan, as set forth in Article VII and other provisions of the Plan (collectively, the “Implementation Activities”), have been designed and proposed in good faith. The Implementation Activities are adequate and will promote the maximization of the value of the ultimate recoveries under the Plan in a fair and equitable manner in accordance with the priorities established by the Bankruptcy Code. The Implementation Activities are not intended to hinder, delay, or defraud any entity to which the Debtors are indebted on the Effective Date.

JJ.            Satisfaction of Confirmation Requirements. Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

BASED ON THE FOREGOING FINDINGS OF FACT, IT IS HEREBY ORDERED, THAT:

1.              Confirmation. The Plan, as attached hereto as Exhibit A, is confirmed pursuant to section 1129 of the Bankruptcy Code. The terms of the Plan, the Plan Supplement and each of the documents comprising the Plan Supplement, any amendments, modifications, or supplements thereto, and all documents and agreements thereto are incorporated by reference into and are an integral part of the Plan, and such terms and their implementation are hereby approved and authorized. The Debtors, the Post-Effective Date Debtors, the Liquidating Trust, and the Liquidating Trustee (as applicable) are authorized to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, and other agreements or documents created in connection with the Plan. Legacy IMBDS, Inc. is expressly authorized to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, and other agreements or documents created in connection with the Plan on behalf of all the Debtors.

2.              Final Approval of Disclosure Statement. The Disclosure Statement is hereby approved, on a final basis, pursuant to section 1125 of the Bankruptcy Code.

3.              Objections. All objections or informal comments to the confirmation of the Plan and final approval of the Disclosure Statement are overruled in all respects for the reasons set forth in the record of the Combined Hearing, which record is incorporated herein, and all remaining objections or informal comments, if any, are deemed withdrawn with prejudice.

4.              Omission of Reference to Particular Plan Provisions. The failure to specifically describe or include any particular provision of the Plan in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Bankruptcy Court that the Plan be confirmed in its entirety.

5.              Implementation. The Debtors, the Post-Effective Date Debtors, the Liquidating Trust, and the Liquidating Trustee are authorized to take all actions necessary, appropriate, or desirable to enter into, implement, and consummate the contracts, instruments, releases, agreements, or other documents created or executed in connection with the Plan. Without further order or authorization of this Bankruptcy Court, the Debtors, the Post-Effective Date Debtors, the Liquidating Trust, the Liquidating Trustee, and their successors (if any) are authorized and empowered to make all modifications to all Plan related documents that are consistent with the Plan. Execution versions of the Plan and all related documents, where applicable, shall constitute legal, valid, binding, and authorized obligations of the respective parties thereto, enforceable in accordance with their terms.

6.              Classifications. The classification of Claims for purposes of distributions made under the Plan shall be governed solely by the terms of the Plan and this Order.

7.              Modifications or Alterations to Plan. To the extent the Plan has been modified, supplemented, or altered subsequent to solicitation, such modifications, supplements, and alterations constitute clarifications or technical changes, and do not materially adversely affect or change the treatment of any Claims or Interests. Accordingly, pursuant to Bankruptcy Rule 3019, such modifications or alterations, if any, do not require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that Holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

8.             Plan Supplement. The documents contained in the Plan Supplement, and any amendments, modifications, and supplements thereto, and the execution, delivery, and performance thereof by the Debtors and the Liquidating Trustee, as applicable, and their successors are authorized when they are finalized, executed, and delivered. Without further order or authorization of this Bankruptcy Court, the Debtors and Liquidating Trustee, as applicable, and their respective successors, are authorized and empowered to make all modifications to all documents included as part of the Plan Supplement that are consistent with the Plan. Execution versions of the documents comprising or contemplated by the Plan Supplement shall constitute legal, valid, binding, and authorized obligations of the respective parties thereto, enforceable in accordance with their terms.

9.              Resolution of Claims. Subject to Articles VII and XI of the Plan, all distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final.

10.            Post-Confirmation Governance. On and after the Effective Date, U.S. Bank is appointed as the Liquidating Trustee in the same fiduciary capacity as applicable to a board of directors or managers and officers, and will be the sole representative of and for the Post-Effective Date Debtors through the Liquidating Trust. The Liquidating Trustee shall serve in such capacity in accordance with the Plan. Any subsequent Liquidating Trustee shall be appointed pursuant to the Plan and the Liquidating Trust Agreement, and shall serve in such capacity after the effective date of such person’s appointment as the Liquidating Trustee.

11.            Sources of Consideration for Plan Distributions. As set forth more fully in the Plan, the Debtors, the Post-Effective Date Debtors, the Liquidating Trust, or the Liquidating Trustee, as applicable, will fund distributions under the Plan with the Liquidating Trust Assets and the proceeds thereof.

12.            Establishment of the Liquidating Trust. The Liquidating Trust shall be established on the Effective Date and shall be maintained thereafter in accordance with the terms of the Plan and the Liquidating Trust Agreement. The Liquidating Trust Agreement, in substantially the form attached as an exhibit to the Plan Supplement, and all provisions therein, are hereby approved by this Confirmation Order. Pending the occurrence of the Effective Date, the Debtors are authorized to take all actions as may be necessary to facilitate the creation and implementation of the Liquidating Trust. The Liquidating Trust shall be permitted to seek to be substituted as the party-in-lieu of the Debtors in all matters, including (x) motions, contested matters, and adversary proceedings pending in this Bankruptcy Court and (y) all matters pending in any courts, tribunals, forums, or administrative proceedings outside of this Bankruptcy Court. The Liquidating Trust is authorized and empowered, pursuant to the Plan and the Liquidating Trust Agreement, to liquidate or otherwise administer the Liquidating Trust Assets.

13.            Transfer of Assets to the Liquidating Trust. Pursuant to Article X.F of the Plan, on the Effective Date, the Debtors shall (a) be deemed to have transferred all Liquidating Trust Assets to the Liquidating Trust, subject to all rights, defenses, and setoffs of any party in interest including the Liquidating Trustee and (b) make any available distributions pursuant to the Plan and the Liquidating Trust Agreement.

14.            Liquidating Trustee Exculpation, Indemnification, Insurance, and Liability Limitation. The Liquidating Trustee and all professionals retained by the Liquidating Trustee, each in their capacities as such, shall be exculpated and indemnified, except for fraud, willful misconduct, or gross negligence, as set forth in the Liquidating Trust Agreement. The Liquidating Trustee may obtain, at the expense of the Liquidating Trust, commercially reasonable liability or other appropriate insurance with respect to the indemnification obligations of the Liquidating Trust. The Liquidating Trustee may rely upon written information previously generated by the Debtors.

15.            Preservation of Causes of Action. Subject to Article XIII of the Plan, the Debtors reserve and, as of the Effective Date, assign to the Liquidating Trust the Retained Causes of Actions, which shall include, for the avoidance of doubt and without limitation, those Causes of Action identified as Retained Causes of Actions in the Plan Supplement. On and after the Effective Date, the Liquidating Trustee may pursue the Retained Causes of Action on behalf of and for the benefit of the applicable Beneficiaries. No Entity may rely on the absence of a specific reference in the Plan or the Plan Supplement to any Cause of Action against them as any indication that the Debtors or the Liquidating Trustee will not pursue any and all available Causes of Actions against them. The Debtors, the Post-Effective Date Debtors, the Liquidating Trust, and the Liquidating Trustee expressly reserve all Retained Causes of Action, notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan, for later adjudication. Prior to the Effective Date, the Debtors, and on and after the Effective Date, the Liquidating Trustee, shall retain and shall have, including through their authorized agents or representatives, the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

16.            On and after the Effective Date, the Liquidating Trust and the Liquidating Trustee (following transfer of the Retained Causes of Actions to the Liquidating Trust) may enforce all rights to commence and pursue, as appropriate, any and all Retained Causes of Actions of the Debtors on behalf of and for the benefit of the applicable Beneficiaries, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Liquidating Trust’s or the Liquidating Trustee’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors or any other party pursuant to the releases and exculpations contained in the Plan, including in Article XIII, which shall be deemed released and waived by the Debtors, the Liquidating Trust, and any other applicable parties as of the Effective Date.

17.            Effectuating Documents; Further Transactions. On and after the Effective Date, the Post-Effective Date Debtors and the Liquidating Trust, through the Liquidating Trustee, as applicable, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

18.            Section 1146 Exemption. To the extent permitted by section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto and/or the Plan shall not be subject to any document recording tax, stamp tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

19.            Rejection of Executory Contracts and Unexpired Leases. On the Effective Date, except as otherwise provided in the Plan, each Executory Contract or Unexpired Lease not previously assumed, assumed and assigned, or rejected shall be automatically rejected, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) is identified on the Schedule of Assumed Executory Contracts and Unexpired Leases; (2) is the subject of a motion to assume such Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; (3) is a contract, release, or other agreement or document entered into in connection with the Plan; or (4) is a directors and officers insurance policy. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejection, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

20.            Claims Based on Rejection of Executory Contracts or Unexpired Leases. All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases must be Filed with the Bankruptcy Court within thirty (30) days after the earliest of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, and (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be, to the extent permitted by the Bankruptcy Court, disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Post-Effective Date Debtors, their Estates, their property, the Liquidating Trust, or the Liquidating Trustee.

21.            Reservation of Rights. Nothing contained in this Order or the Plan shall constitute an admission by the Debtors that any executory contract or unexpired lease is in fact an executory contract or unexpired lease or that the Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, the Post-Effective Date Debtors, or the Liquidating Trust, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

22.            Injunction. The injunction contained in Article XIII.E of the Plan is approved in all respects. Except as otherwise expressly provided in the Combined Plan and Disclosure Statement or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Post-Effective Date Debtors, the Liquidating Trustee, the Liquidating Trust, the Exculpated Parties, the Released Parties, or the successors and assigns of each of the foregoing and any of their assets and properties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; and (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (4) asserting any right of setoff or subrogation of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a proof of claim asserting a setoff or a motion requesting the right to perform such setoff on or before the Effective Date; provided, that this provision does not enjoin setoff related to any Claims or Interests arising after the Effective Date.

23.            Notwithstanding anything to the contrary in the Plan, all rights of setoff and recoupment of Holders of Claims against or Interests in the Debtors, if any, shall be preserved.

24.            Releases by the Debtors. The releases contained in Article XIII.B of the Plan are approved in all respects. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is deemed released by each and all of the Debtor Releasing Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action by, through, for, or because of the foregoing entities, from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of any of the Debtor Releasing Parties whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise (but excluding any and all Claims and Causes of Action determined by Final Order to have constituted bad faith, willful misconduct, or actual fraud), that the Debtor Releasing Parties would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Post-Effective Date Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Combined Plan and Disclosure Statement, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court sale and restructuring efforts, intercompany transactions, the Sale Transaction, the Chapter 11 Cases, the Liquidating Trust, the Liquidating Trust Agreement, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Combined Plan and Disclosure Statement, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Combined Plan and Disclosure Statement, the Plan Supplement, or the Liquidating Trust Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that any right to enforce the Plan, the Confirmation Order, the Liquidating Trust Agreement, and the Purchase Agreement is not so released. For the avoidance of doubt, no direct Claims of third parties against third parties are being released pursuant to Article XIII.B of the Plan.

25.            Releases by the Third Parties. The releases contained in Article XIII.C of the Plan are approved in all respects. As of the Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each of the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released each Debtor and Released Party from any and all Claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, the Post-Effective Date Debtors, the Liquidating Trustee, or their Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Post-Effective Date Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Combined Plan and Disclosure Statement, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court sale and restructuring efforts, intercompany transactions, the Sale Transaction, the Chapter 11 Cases, the Liquidating Trust, the Liquidating Trust Agreement, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Combined Plan and Disclosure Statement, the Plan Supplement, the Liquidating Trust Agreement, any Restructuring Transaction, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Combined Plan and Disclosure Statement, the Plan Supplement, or the Liquidating Trust Agreement, or the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that any right to enforce the Plan, the Confirmation Order, the Liquidating Trust Agreement, and the Purchase Agreement is not so released.

26.            Exculpation. The exculpation provisions contained in Article XIII.D of the Plan are approved in all respects. Notwithstanding anything herein to the contrary, the Exculpated Parties shall neither have nor incur, and each Exculpated Party is exculpated from, any liability to any Holder of a Cause of Action, Claim, or Interest for any act or omission taking place between the Petition Date and the Effective Date of the Plan in connection with, relating to, or arising out of, the Chapter 11 Cases, consummation of the Sale Transaction, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Combined Plan and Disclosure Statement, the Plan Supplement, the DIP Credit Facility Documents, the Liquidating Trust Agreement, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Combined Plan and Disclosure Statement or the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement, negotiations regarding or concerning any of the foregoing, or the administration of the Plan or property to be distributed hereunder, except for actions determined by Final Order to have constituted bad faith, breach of fiduciary duty, willful misconduct, actual fraud or gross negligence, but in all respects such Entities shall be entitled to assert appropriate affirmative defenses, including reliance upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

27.            The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

28.            Release of Liens. The lien release provisions contained in Article XIII.A of the Plan are approved in all respects. Except as otherwise provided in the Plan, the Plan Supplement, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, and required to be satisfied pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, and compromised, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert automatically to the applicable Debtor and its successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Liquidating Trustee to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases, and shall authorize the Debtors and the Liquidating Trustee to file UCC-3 termination statements (to the extent applicable) with respect thereto. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

29.           Administrative Claim Bar Date. All requests for payment of Administrative Claims must be Filed and served on the Post-Effective Date Debtors and the Liquidating Trustee no later than the applicable Administrative Claim Bar Date. Absent further order of the Bankruptcy Court, Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not file and serve such a request by the applicable Administrative Claim Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Post-Effective Date Debtors, their Estates, the Liquidating Trust, or the Liquidating Trustee, and such Administrative Claims shall be deemed terminated as of the Effective Date without the need for the filing of any objection or any notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

30.            Professional Fee Claims. All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date, unless no final request for payment of such Professional Fee Claims is required pursuant to an order of the Bankruptcy Court. All such applications for final allowance of compensation and reimbursement of expenses will be subject to the authorization and approval of the Bankruptcy Court.

31.            Notices of Confirmation and Effective Date. The Debtors shall serve a combined notice of entry of this Confirmation Order and notice of the Effective Date in accordance with Bankruptcy Rules 2002 and 3020(c) by email, if available, otherwise by first class mail, on all creditors, equity holders, and parties having requested notice in the Chapter 11 Cases within 10 Business Days after the Effective Date; provided that, notwithstanding Bankruptcy Rule 3020(c), the Debtors are not required to serve such notice on the Holders of Interests in Class 8 given the treatment of such Interests under the Plan. Notwithstanding the above, no notice of Confirmation or Effective Date or service of any kind shall be required to be mailed or made upon any party to whom the Debtors mailed notice of the Combined Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. The above-referenced notices are adequate under the particular circumstances of the Chapter 11 Cases and no other or further notice is necessary.

32.            Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and any of the proceedings related to the Chapter 11 Cases pursuant to section 1142 of the Bankruptcy Code and 28 U.S.C. § 1334 to the fullest extent permitted by the Bankruptcy Code and other applicable law, including, without limitation, such jurisdiction as is necessary to ensure that the purpose and intent of the Plan are carried out.

33.            Payment of Statutory Fees. On the Effective Date, and thereafter as may be required, the Debtors, the Post-Effective Date Debtors, or the Liquidating Trustee (as applicable) shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

34.            Non-Voting Equity Securities. If and to the extent applicable, the Debtors shall comply with section 1123(a)(6) of the Bankruptcy Code.

35.            Successors and Assigns. The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

36.            Immediate Binding Effect of the Plan. Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Post-Effective Date Debtors, the Liquidating Trust, the Liquidating Trustee, any and all Holders of Claims or Interests (irrespective of whether their Claims or Interests are deemed to have accepted the Plan), each Entity that is party to or is subject to any settlement, compromise, release, or injunction described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

37.            Governmental Approvals Not Required. Except as otherwise specifically provided herein, this Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or other governmental authority with respect to the implementation or consummation of the Plan and Disclosure Statement, any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referenced to in, or contemplated by, the Plan and the Disclosure Statement.

38.            Plan and Confirmation Order Mutually Dependent. This Order shall constitute a judicial determination and shall provide that each item and provision of the Plan is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (c) nonseverable and mutually dependent.

39.            Recording. To the extent permitted by section 1146 of the Bankruptcy Code, the Debtors, the Post-Effective Date Debtors, the Liquidating Trust, and the Liquidating Trustee are authorized to deliver a notice or short form of this Order, with the Plan attached, to any state or local recording officer, and such officer is authorized to accept for filing such documents or instruments without charging any recording tax, stamp tax, transfer tax, conveyance fee, intangibles or similar tax, sale tax, use tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment. Such notice (a) shall have the effect of an order of this Bankruptcy Court, (b) shall constitute sufficient notice of the entry of this Order to such filing and recording officers, and (c) shall be a reasonable instrument notwithstanding any contrary provision of non-bankruptcy law. The Bankruptcy Court specifically retains jurisdiction to enforce the foregoing direction.

40.            Conflicts Between this Order and the Plan. The provisions of the Plan and of this Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of this Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of this Order shall govern and any such provision of this Order shall be deemed a modification of the Plan and shall control and take precedence.

41.            Plan and Confirmation Order Govern. Without intending to modify any prior order of this Bankruptcy Court (or any agreement, instrument, or document addressed by any prior order), in the event of an inconsistency between the Plan, on the one hand, and any other agreement, instrument, or document intended to implement the provisions of the Plan, on the other, the provisions of the Plan shall govern; provided, further, that, for the avoidance of doubt, in the event of any inconsistency between the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall govern.

42.            Final Order. The stay of this Confirmation Order imposed by Bankruptcy Rule 3020(e) is hereby waived in accordance with Bankruptcy Rule 3020(e). This Confirmation Order is a final order, and the period in which an appeal must be filed shall commence immediately upon the entry hereof.

43.            Sale Order. Nothing in any of this Order, the Plan, or the Plan Supplement shall modify or otherwise affect the terms of the Sale Order, the Purchase Agreement, or any supplementary documents related thereto.

44.            Texas Comptroller. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the Texas Comptroller of Public Accounts (the “Texas Comptroller”) shall not be required to file any proof of claim, motion, or request for payment in order to be paid any Administrative Claims to the extent provided by section 503(b)(1)(B)-(D) of the Bankruptcy Code, which amounts shall be paid in accordance with the Bankruptcy Code, including, as applicable, section 1129(a)(9)(A) thereof, or, if not due on the Effective Date, in the ordinary course of business in accordance with applicable law (subject to any applicable extensions, grace periods, or similar rights under applicable law). The Texas Comptroller shall not be a Releasing Party and preserves all rights to pursue tax claims against non-Debtor third parties.  Nothing shall affect or impair any statutory or common law setoff rights of the Texas Comptroller in accordance with section 553 of the Bankruptcy Code. The Texas Comptroller’s Claims entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code will be paid, in the Debtors’ or Liquidating Trustee’s discretion (as applicable), in cash, in full, upon allowance thereof, or alternatively, in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.  Nothing shall affect or impair the Texas Comptroller’s rights to interest on any Administrative Claim or Priority Tax Claim; provided, to the extent allowed Priority Tax Claims are not paid in full in cash on the Effective Date, then such Priority Tax Claims shall accrue interest commencing on the Effective Date at the rate set forth in section 511 of the Bankruptcy Code. The Texas Comptroller may amend its tax Claims in accordance with applicable law and the terms of the Plan to reflect the results of the actual assessment of tax liabilities. All parties’ rights to object to the priority, validity, amount, and extent of the claims asserted or filed by the Texas Comptroller are fully preserved.

45.            Customer Refunds. The Debtors or the Liquidating Trustee, as applicable, shall not be required to deposit Cash into the Priority Claims Reserve in an amount necessary to pay any Customer Refunds identified at item 2.17 on Schedule E/F of Debtor Legacy IMBDS, Inc. (f/k/a iMedia Brands, Inc.) [Docket No. 415] because any valid liabilities for such Customer Refunds were assumed by IV Media, LLC pursuant to the Purchase Agreement.

46.            Certain Designated Contracts. Notwithstanding any other provision of this Order or the Plan, the Designation Rights Period has been extended for certain Designated Contracts (the “Extended Designated Contracts”) with the consent of the applicable counterparties pursuant to the defined term “Designation Rights Period” in section 1.01 of the Purchase Agreement.  A list of the Extended Designated Contracts along with the date by which each contract must be assumed, assigned, or rejected, is provided on Exhibit B attached hereto; provided that consistent with the defined term “Designation Rights Period” in section 1.01 of the Purchase Agreement, the dates as listed on Exhibit B are subject to further extension up to July 22, 2024 upon agreement between the Buyer and applicable counterparty.  For the avoidance of doubt, the Debtors shall not be responsible for any administrative expenses accrued under any Extended Designated Contract during the extended Designation Rights Period, such administrative expenses shall be the sole responsibility of, and paid by, Buyer as set forth in section 2.02(l) of the Purchase Agreement, and the Debtors shall not be required to deposit Cash into the Administrative Claims Reserve, the Priority Claims Reserve, or the Secured Claims Reserve on account of any potential claims of counterparties to the Extended Designated Contracts.

47.            Chubb Insurance Policies. Notwithstanding anything to the contrary in the Combined Plan and Disclosure Statement (including Articles VIII.A, VIII.B, and XI.H.1 thereof), the Plan Supplement, this Confirmation Order, the Liquidating Trust Agreement, the Schedule of Assumed Executory Contracts and Unexpired Leases, any Bar Date notice or claim objection, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction, discharge or release, confers Bankruptcy Court jurisdiction, or requires a party to opt out of any release):

(a)            on the Effective Date, all Chubb Insurance Policies3 shall be assumed in their entirety by the Post-Effective Date Debtors pursuant to Bankruptcy Code sections 105 and 365 and shall continue unaltered and in full force and effect;

(b)            on and after the Effective Date, the Post-Effective Date Debtors shall become and remain liable in full for all of their and the Debtors’ obligations under the Chubb Insurance Policies, regardless of when they arise, and without the need for the Chubb Companies4 to file or serve any objection to a proposed Cure Claim or a request, application, Claim, Proof of Claim, Cure Claim, motion for payment or allowance of any Administrative Claim;

[3]	“Chubb Insurance Policies” means, collectively, (i) any insurance policies issued by any of the Chubb Companies to, or which provide coverage at any time to any of the Debtors or their predecessors for liabilities against any of the Debtors’ or their predecessors’ current or former directors, managers, and officers, (ii) the Employment Practices Liability Policy No. 82428294 for the period June 1, 2022 through April 30, 2024 issued by the Chubb Companies to the Debtors and (iii) all agreements, documents, or instruments relating to any of the foregoing, including, without limitation, that certain Assumption and Assignment Agreement dated August 16, 2023 by and among the Chubb Companies, Legacy IMBDS, EP Properties, LLC and the Buyer. For the avoidance of doubt, the Chubb Insurance Policies shall not be included within the term Insurance Policies (as defined in the Plan).

[4]	“Chubb Companies” means ACE American Insurance Company, Federal Insurance Company and/or any of their U.S.-based affiliates and predecessors.

(c)            nothing shall alter, modify, amend, affect, impair or prejudice the legal, equitable or contractual rights, obligations, and defenses of the Chubb Companies, the Debtors (or after the Effective Date, the Post-Effective Date Debtors), or any other individual or entity, as applicable, under any of the Chubb Insurance Policies, and any such rights and obligations shall be determined thereunder and applicable non-bankruptcy law; and

(d)            the automatic stay under section 362(a) of the Bankruptcy Code and the injunctions set forth in Article XIII.E of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit: (I) claimants with valid workers’ compensation claims or direct action claims against the Chubb Companies under applicable non-bankruptcy law to proceed with their claims; (II) the Chubb Companies to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) workers’ compensation claims, (B) claims where a claimant asserts a direct claim against the Chubb Companies under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in Article XIII.E of the Plan to proceed with its claim, and (C) all costs in relation to each of the foregoing; and (III) the Chubb Companies to cancel any of the Chubb Insurance Policies and take any other actions relating to the Chubb Insurance Policies (including effectuating a setoff).

Exhibit A

The Combined Plan and Disclosure Statement

Exhibit B

Extended Designated Contracts

Debtor Party	Designated Contract	Counterparty Name	Date Extension Period Ends
Legacy IMBDS, Inc.	Microsoft Volume Licensing, Direct Server and Cloud Enrollment, dated December 29, 2022	Microsoft Corp	March 1, 2024
Legacy IMBDS, Inc.	Domain Service Agreement	NSONE Inc	May 1, 2024
Legacy IMBDS, Inc.

All Master Subscription Agreements, Professional Services Agreements and related Order Forms identified on Exhibit A to the Declaration of Kevin Ramirez in Support of the Objection of Salesforce, Inc. to the Proposed Assumption of Certain Executory Contracts and Cure Costs, in Connection with the Sale and Reservation of Rights [Docket No. 274]

		Salesforce, Inc.	March 31, 2024